Exhibit 21.1

LIST OF SIGNIFICANT SUBSIDIARIES OF THE GROUP

Kroondal Operations Proprietary Limited, incorporated in South Africa

Sibanye Rustenburg Platinum Mines Proprietary Limited, incorporated in South Africa

Stillwater Mining Company, incorporated in Delaware

SWC Trading Inc., incorporated in Delaware

Eastern Platinum Limited, incorporated in South Africa

Western Platinum Limited, incorporated in South Africa